CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS THIRD QUARTER FINANCIAL RESULTS

EDGEWOOD, N.Y. – November 6, 2019 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three and nine-month periods ended September 30, 2019.

Third Quarter 2019 vs. Third Quarter 2018

•	Revenue of $25.7 million compared to $19.0 million, an increase of 35%;
•	Gross profit of $5.0 million compared to $3.9 million, an increase of 28%;
•	Gross margin was 19.3% compared to 20.4%, a decrease of 110 basis points;
•	Pre-tax income of $2.0 million compared to $0.7 million, an increase of 186%;
•	Net income of $1.7 million compared to $0.6 million; an increase of 183%
•	Earnings per diluted share of $0.14 compared to $0.07, an increase of 100% on a higher number of shares outstanding;
•	Record total backlog at $533.9 million, up $86.3 million during the quarter;
•	Cash flow from operations was $(0.6) million compared to 0.5 million.

Nine Months 2019 vs. Nine Months 2018

•        Revenue was $74.5 million compared to $57.5 million, an increase of 30%;

•        Gross profit was $15.3 million compared to $12.5 million, an increase of 22%;

•        Gross margin was 20.6% compared to 21.7%, a decrease of 110 basis points;

•        Pre-tax income was $5.8 million compared to $3.9 million, an increase of 49%;

•        Net income was $6.0 million compared to $3.1 million, an increase of 94%;

•        Earnings per diluted share of $0.51 compared to $0.35, an increase of 46% on a higher number of shares outstanding;

•	Cash flow from operations was $(4.0) million compared to $(3.0) million.

“We delivered an exceptional quarter of growth and performed well operationally while advancing our strategic priorities for 2019. Revenue growth in the quarter was driven principally by our WMI subsidiary and from our Northrop Grumman E-2D Advanced Hawkeye and Raytheon Next Generation Jammer - Mid Band programs. We continued to win new contracts at a strong pace with the addition of several substantial awards and incremental new contracts for WMI and total backlog at September 30 is the highest in our history at $534 million,” stated Douglas McCrosson, president and CEO of CPI Aero. “New contract momentum has continued into the fourth quarter, including an award from Raytheon to produce prototypes of a pod. We were also pleased to be recognized for our capabilities and expertise with the receipt last month of an Aviation Week Program Excellence Award for our work on Next Generation Jammer- Mid Band.”

Continued Mr. McCrosson, “Our WMI subsidiary is requiring more operational, financial, and legal resources to execute its business plan than expected. We have made changes to organizational structure to lower overhead costs and improve work flow in future periods. We also changed WMI’s enterprise management system to an improved platform that will enhance operational performance and improve working capital management. We are confident these changes will get WMI back on track heading into 2020. WMI’s performance has also been hindered by the working capital deficiency that is the subject of current litigation between CPI Aero and the seller. Subsequent to the close of the quarter we received more than $600,000 in purchase price reduction from the seller, and we are litigating to receive the additional approximate $3.5 million that we believe we are entitled to under our stock purchase agreement with the seller.

“We are therefore modifying our financial guidance for 2019 to reflect: a slight increase to our revenue outlook due to the surge in new business awards that more than offsets lower projected revenue from WMI; lower pre-tax income and cash flow outlook due to lower profit and cash flow contributions from WMI and earlier than planned working capital increases required to execute our record backlog.”

Financial Outlook

CPI Aero has modified its financial guidance for fiscal 2019 in light of earlier-than-anticipated new program starts and lower profit contributions by WMI. The company now expects:

•	An increase in revenue to approximately $103.0 million as compared to the prior range of $98.0 million to $102.0 million. This compares to $83.9 million in the fiscal 2018 full year ended December 31, 2018;
•	A decrease in pre-tax income to approximately $9.0 million as compared to the prior range of $11.0 million to $11.3 million. This compares to $6.8 million in fiscal 2018;
•	Cash flow used in operations of approximately $(1.5) million as compared to cash flow from operations of greater than $3.5 million. This compares to a use of cash of $(2.5) million in 2018

Concluded Mr. McCrosson, “Looking ahead to 2020, we are approaching an inflection point in our business supported by a growing backlog, business development efforts aligned with defense spending priorities, and a robust bid pipeline all of which are grounded in an improved cost structure and better competitiveness. As a result, we have set a target for a three-year (2019 – 2021) revenue compound annual growth rate of approximately 16%. Long-term macro drivers continue to favor positive spending trends and we believe we are well positioned in light of defense priorities. With market tailwinds at our back, a growing need for our capabilities and a strong team of aerospace manufacturing professionals with which to execute on our plans, we believe we are very well positioned for long-term success.”

Conference Call
Management will host a conference call today, Wednesday, November 6 at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181 . Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2018, and Form 10-Q for the three-month period ended March 31, 2019 and June 30, 2019.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:

Chief Financial Officer	LHA Investor Relations

CPI Aero	Sanjay M. Hurry

(631) 586-5200	(212) 838-3777

www.cpiaero.com	cpiaero@lhai.com

www.lhai.com

– Tables to Follow –

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenue	$25,711,153	$19,017,301	$74,452,935	$57,470,163
Cost of revenue	20,748,065	15,146,080	59,117,855	44,964,256
Gross profit	4,963,088	3,871,221	15,335,080	12,505,907

Selling, general and administrative expenses	2,594,980	2,584,560	8,110,736	7,192,159
Income from operations	2,368,108	1,286,661	7,224,344	5,313,748

Interest expense	378,195	574,765	1,464,376	1,438,862
Income before provision for (benefit from) income taxes	1,989,913	711,896	5,759,968	3,874,886

Provision for (benefit from) income taxes	323,000	126,000	(276,000)	775,000
Net income	1,666,913	585,896	6,035,968	3,099,886

Other comprehensive income net of tax- Change in unrealized loss on interest rate swap	—	20,600	—	14,800
Comprehensive income	$1,666,913	$606,496	$6,035,968	$3,114,686

Income per common share – basic	$0.14	$0.07	$0.51	$0.35

Income per common share – diluted	$0.14	$0.07	$0.51	$0.35

Shares used in computing income per common share:
Basic	11,838,862	8,952,979	11,796,580	8,926,734
Diluted	11,857,534	8,977,075	11,815,252	8,951,640

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets:
Cash	$468,536	$4,128,142
Restricted cash	2,000,000	2,000,000
Accounts receivable, net of allowance for doubtful accounts of $275,000 as of September 30, 2019 and December 31, 2018	10,284,768	8,623,329
Contract assets	121,458,084	113,333,491
Inventory	10,404,058	9,711,997
Refundable income taxes	435,000	435,000
Prepaid expenses and other current assets	966,522	1,972,630
Total current assets	146,016,968	140,204,589

Operating lease right-of-use assets	4,259,868	—
Property and equipment, net	3,137,194	2,545,192
Refundable income taxes	—	435,000
Deferred income taxes	—	279,318
Other assets	207,096	249,575
Total assets	$153,621,126	$143,713,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,892,353	$9,902,481
Accrued expenses	1,458,961	1,558,160
Contract liabilities	1,823,255	3,805,106
Current portion of long-term debt	2,499,012	2,434,981
Operating lease liabilities	1,673,244	—
Line of credit	26,738,685	24,038,685
Income tax payable	—	115,000
Total current liabilities	45,085,510	41,854,413

Long-term operating lease liabilities	3,033,710	—
Long-term debt, net of current portion	2,371,797	3,876,238
Deferred income taxes	2,964,600	4,028,553
Other liabilities	—	531,124
Total liabilities	53,455,617	50,290,328

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 11,839,065
and 11,718,246 shares, respectively, issued and outstanding	11,838	11,715
Additional paid-in capital	71,357,488	70,651,416
Retained earnings	28,796,183	22,760,215
Total Shareholders’ Equity	100,165,509	93,423,346
Total Liabilities and Shareholders’ Equity	$153,621,126	$143,713,674

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